Exhibit 23.9

CONSENT OF INDEPENDENT APPRAISAL FIRM

We hereby consent to the inclusion of our valuation report delivered to Ultrapar Participações S.A. (“Ultrapar”), for the specific purpose of Article 264 of Brazilian Corporate Law, dated as of November 8, 2007, and any amendment thereto (the “Report”), as an exhibit to Ultrapar’s Registration Statement on Form F-4 as filed with the Securities and Exchange Commission relating to the proposed share exchange transaction wherein the preferred shares of Refinaria de Petróleo Ipiranga, Distribuidora de Produtos de Petróleo Ipiranga S.A. and Companhia Brasileira de Petróleo Ipiranga will be exchanged for preferred shares of Ultrapar (the “Registration Statement”), and to the references to our firm and the Report in the Registration Statement and the accompanying prospectus.

/s/ LUIZ PAULO CÉSAR SILVEIRA

Director

APSIS CONSULTORIA EMPRESARIAL LTDA

Rio de Janeiro, Brazil

December 14, 2007